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                                                                   EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

                                     (ART)

                                                  -----------------------------
November 20, 1996                                 Prasetio, Utomo & Co.
                                                  Registered Public
                                                  Accountants

Letter No. UO-6648

                                                  -----------------------------
The Board of Directors and Stockholders PT Rajasa Hazanah Perkasa Wishta Pejaten Jl. Pejaten Earat No. 6 Jakarta Indonesia
                                                  Chase Plaza Jalan Jend,
                                                  Sudirman Kav. 21 Jakarta
                                                  12920 Indonesia

Dear Sirs,

  We refer to the registration statement on Form S-1 of International Wireless Communications Holdings, Inc. dated August 9, 1996 relating to Units consisting of Senior Secured Discount Notes due 2001 and Warrants to purchase shares of Common Stock to be issued by International Wireless Communications, Inc.

  As independent public accountants, we hereby consent to the use of our report and to all references to our Firm included in or made part of such registration statement on Form S-1.

  It should be noted that we have performed no audit procedures subsequent to May 28, 1996, the date of our report. Furthermore, we have not made an audit of any financial statements of PT Rajasa Hazanah Perkasa as of any date or for any period subsequent to December 31, 1995, the date of the latest financial statements covered by our report.

                                          Very truly yours,

                                          PRASETIO, UTOMO & CO.

                                          (ART)

                                          Drs M.P. Sibarani
                                          Partner